Exhibit (11)(a)

April 21, 2026

Ares Strategic Income Fund

245 Park Avenue, 44th Floor

New York, New York 10167

Re:	Ares Strategic Income Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for Ares Strategic Income Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The certificate of trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on March 15, 2022, as amended by that certain certificate of amendment to the certificate of trust of the Trust, as filed with the Secretary of State on March 30, 2022 (collectively, the “Certificate of Trust”);

(b)	The Declaration of Trust of the Trust, dated as of March 15, 2022, as amended and restated by the First Amended and Restated Declaration of Trust, dated as of March 30, 2022, by the trustee of the trust named therein, as further amended and restated by the Second Amended and Restated Declaration of Trust, dated as of November 22, 2022, by the trustees of the trust named therein, as further amended and restated by the Third Amended and Restated Declaration of Trust, dated as of January 26, 2023, by the trustees of the trust named therein, and as further amended and restated by the Fourth Amended and Restated Declaration of Trust, dated as of May 25, 2023 (as so amended and restated, the “Trust Agreement”);

Ares Strategic Income Fund
April 21, 2026

(c)	The Second Amended and Restated By-Laws of the Trust, dated as of May 25, 2023 (the “By-Laws”);

(d)	A certificate of the Secretary of the Trust, dated the date hereof, and attaching copies of resolutions adopted by the Board of Trustees (the forgoing are collectively referred to as the “Resolutions” and, together with the Trust Agreement and the By-Laws, are collectively referred to as the “Trust Documents”);

(e)	Pre-Effective Amendment No. 1 to the Registration Statement (the “Registration Statement”) on Form N-14, as amended, including a preliminary prospectus dated April 21, 2026 (the “Prospectus”), with respect to the issuance of the 5.450% Exchange Notes due 2028, the 5.800% Exchange Notes due 2030, the 4.850% Exchange Notes due 2029, the 5.150% Exchange Notes due 2031, and the 5.550% Exchange Notes due 2031 (as defined in the Prospectus) (the “Exchange Notes”), filed by the Trust with the United States Securities and Exchange Commission;

(f)	The Indenture, dated as of June 5, 2024, by and between the Trust and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”);

(g)	The Fifth Supplemental Indenture, dated as of June 9, 2025, relating to the 5.450% Notes due 2028, by and between the Trust and the Trustee;

(h)	The Sixth Supplemental Indenture, dated as of June 9, 2025, relating to the 5.800% Notes due 2030, by and between the Trust and the Trustee;

(i)	The Seventh Supplemental Indenture, dated as of September 15, 2025, relating to the 4.850% Notes due 2029, by and between the Trust and the Trustee;

(j)	The Eighth Supplemental Indenture, dated as of September 15, 2025, relating to the 5.150% Notes due 2031, by and between the Trust and the Trustee;

(k)	The Ninth Supplemental Indenture, dated as of January 29, 2026, relating to the 5.550% Notes due 2031, by and between the Trust and the Trustee (items (f) through (k) being referred to collectively as the “Indenture”);

(l)	A form of 5.450% Notes Due 2028;

(m)	A form of 5.800% Notes Due 2030;

(n)	A form of 4.850% Notes Due 2029;

(o)	A form of 5.150% Notes Due 2031;

(p)	A form of 5.550% Notes Due 2031; and

Ares Strategic Income Fund
April 21, 2026

(q)	A Certificate of Good Standing for the Trust, dated April 20, 2026, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Documents.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Documents and the Indenture constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, and that the Trust Documents, the Indenture and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) except to the extent provided in paragraph 2 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, and (vi) that the Exchange Notes will be issued and distributed to the Exchange Noteholders in accordance with the Trust Documents and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents except for this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.            The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq. (the “Act”) and has the power and authority under the Trust Documents and the Act to execute, deliver and perform its obligations under the Indenture and to issue the Exchange Notes.

Ares Strategic Income Fund
April 21, 2026

2.            The execution and delivery by the Trust of the Indenture and the issuance of the Exchange Notes, and the performance by the Trust of its obligations thereunder, have been duly authorized by all necessary statutory trust action on the part of the Trust under the Act and the Trust Documents.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP/CZD